Exhibit 99.1
TRIDENT MICROSYSTEMS ANNOUNCES RESIGNATION OF TWO DIRECTORS
Conducting Active Search for Additional Directors
Santa Clara, Calif.,—May 2, 2007: Trident Microsystems, Inc. (NASDAQ: TRID), a world-wide leader in developing advanced digital TV technology for the consumer digital video marketplace, today announced Mr. Yasushi Chikagami and Mr. John Luke have decided to resign from the Board of Directors, effective May 1, 2007. Simultaneously, Trident announced that its Board of Directors had appointed Mr. Millard Phelps and Mr. Raymond Ostby to serve as independent members of its Compensation Committee, to be chaired by Mr. Phelps.
As previously announced, a Special Committee of Trident’s Board of Directors, composed of Messrs. Ostby and Phelps, has been conducting an investigation of the Company’s historical stock option granting practices. In connection with this investigation, the Special Committee recently became aware of information that, when reported to the independent members of the Board, led the Board to believe that a conflict of interest may have arisen between Trident and each of Messrs. Chikagami and Luke, individually, in their capacity as directors. While the Board of Directors has not made any findings of wrongdoing, the independent members of the Board and each of Messrs. Chikagami and Luke concluded that it would be in the best interests of Trident and its shareholders for them to resign from their positions as members of the Board of Directors.
“Mr. Chikagami and Mr. Luke have served Trident and its shareholders as members of the Board for many years. I want to thank them on behalf of the Board for their assistance, guidance and support to the company during their long tenures,” said Glen Antle, Trident’s Chairman and Acting Chief Executive Officer.
Trident’s Nominating and Corporate Governance Committee is conducting an active search for directors and has engaged a search firm. “We have already made progress in identifying and contacting strong candidates interested in joining our Board as additional independent directors,” said Mel Phelps, Chair of Trident’s Nominating and Corporate Governance Committee.
Forward-Looking Information
This announcement contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events, such as the identification and appointment of additional independent directors, which involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. An important factor that could cause actual results to differ materially is the ability to conclude the nomination process and attract and retain candidates. More information about potential factors that could affect Trident’s business and the matters discussed in this press release is included in Trident’s filings with the Securities and Exchange Commission, which can be found at http://www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other Company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Chief Financial Officer
Tel: (408) 764-8808
Email: Investor@tridentmicro.com                        Web site: http://www.tridentmicro.com